EXHIBIT 2.k(3)

                        ADDITIONAL COMPENSATION AGREEMENT

     ADDITIONAL COMPENSATION AGREEMENT (the "Agreement"), dated as of June __, 2003, between RMK High Income Fund, Inc. (the "Fund"), Morgan Asset Management, Inc. (the "Investment Advisor"), and Morgan Keegan & Company, Inc. ("Morgan Keegan").

     WHEREAS, the Fund is a newly organized, diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and its common shares are registered under the Securities Act of 1933, as amended;

     WHEREAS, Morgan Keegan is acting as lead underwriter in an offering of the Fund's common shares;

     WHEREAS, the Investment Advisor desires to provide additional compensation to Morgan Keegan for acting as lead underwriter in an offering of the Fund's common shares; and

     WHEREAS, the Investment Advisor desires to retain Morgan Keegan to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis, and Morgan Keegan is willing to render such services;

     NOW, THEREFORE, in consideration of the mutual terms and conditions set forth below, the parties hereto agree as follows:

     SECTION 1.
     ---------

     (a) The Investment Advisor hereby employs Morgan Keegan, for the period and on the terms and conditions set forth herein, to provide the following services at the reasonable request of the Investment Advisor: (i) to provide after-market support services designed to maintain the visibility of the Fund on an ongoing basis; (ii) to provide relevant information, studies or reports regarding general trends in the closed-end investment company and asset management industries, if reasonably obtainable, and consult with representatives of the Investment Advisor in connection therewith; and (iii) to provide information to and consult with the Investment Advisor with respect to applicable strategies designed to address market value discounts, if any.

     (b) At the request of the Investment Advisor, Morgan Keegan shall limit or cease any action or service provided hereunder to the extent and for the time period requested by the Investment Advisor; provided, however, that pending termination of this Agreement as provided for in Section 5 hereof, any such limitation or cessation shall not relieve the Investment Advisor of its payment obligations pursuant to Section 2 hereof.

     (c) Morgan Keegan will promptly notify the Investment Advisor if it learns of any material inaccuracy or misstatement in, or material omission from, any written information, as of the date such information was published, provided by


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Morgan Keegan to the Investment  Advisor in connection  with the  performance of services by Morgan Keegan under this Agreement.

     SECTION 2. The Investment Advisor shall pay Morgan Keegan a fee computed weekly and payable quarterly in arrears commencing __________, 2003 at an annualized rate of 0.10% of the Fund's managed assets for a term as described in
Section 5 hereof; provided that the sum of the fee hereunder, together with the sales load of $0.675 per common share, will not exceed the applicable sales charge limits under the rules then in effect of the National Association of Securities Dealers, Inc. (which Morgan Keegan understands would currently limit such fees to 9%) of the total price (including all Primary Shares and Option Shares as such terms are described in the Underwriting Agreement, dated June __, 2003 (the "Underwriting Agreement"), by and among the Fund, the Investment Advisor and each of the Underwriters named therein) to the public of the Fund's common shares offered by the prospectus dated June __, 2003; and provided further, that in determining when this maximum fee amount has been paid, the value of each of the quarterly payments made hereunder shall be discounted at the annual rate of 10% to the closing date of offering. All quarterly fees payable hereunder shall be paid to Morgan Keegan within 15 days following the end of each calendar quarter.

     SECTION 3. The Investment Advisor acknowledges that the services of Morgan Keegan provided for hereunder do not include any advice as to the value of securities or regarding the advisability of purchasing or selling any securities for the Fund's portfolio. No provision of this Agreement shall be considered as creating, nor shall any provision create, any obligation on the part of Morgan Keegan, and Morgan Keegan is not hereby agreeing, to: (i) furnish any advice or make any recommendations regarding the purchase or sale of portfolio securities or (ii) render any opinions, valuations or recommendations of any kind or to perform any such similar services in connection with providing the services described in Section 1 hereof.

     SECTION 4. Nothing herein shall be construed as prohibiting Morgan Keegan or its affiliates from providing similar or other services to any other clients (including other registered investment companies or other investment managers), so long as Morgan Keegan's services to the Investment Advisor are not impaired thereby.

     SECTION 5. The term of this Agreement shall commence upon the date referred to above and shall be in effect so long as the Investment Advisor acts as the investment manager to the Fund pursuant to the Investment Advisory Agreement (as such term is defined in the Underwriting Agreement), by and among the Fund, the Investment Advisor and each of the Underwriters named therein, or other subsequent advisory agreements.

     SECTION 6. The Investment Advisor will furnish Morgan Keegan with such information as Morgan Keegan reasonably believes appropriate to its assignment hereunder (all such information so furnished being the "Information"). The Investment Advisor recognizes and confirms that Morgan Keegan (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same and (b) does not assume responsibility for the accuracy or completeness of the Information and such other information. To the best of the Investment Advisor's knowledge, the Information to be furnished by the Investment Advisor when delivered, will be


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true and correct in all  material  respects  and will not  contain any  material misstatement of fact or omit to state any material fact necessary to make the statements contained therein not misleading. The Investment Advisor will promptly notify Morgan Keegan if it learns of any material inaccuracy or misstatement in, or material omission from, any Information delivered to Morgan Keegan.

     SECTION 7. It is understood that Morgan Keegan is being engaged hereunder solely to provide the services described above to the Investment Advisor and that Morgan Keegan is not acting as an agent or fiduciary of, and shall have no duties or liability to the current or future shareholders of the Fund or any other third party in connection with its engagement hereunder, all of which are hereby expressly waived.

     SECTION 8. The Investment Advisor agrees that Morgan Keegan shall have no liability to the Investment Advisor or the Fund for any act or omission to act by Morgan Keegan in the course of its performance under this Agreement, in the absence of gross negligence or willful misconduct on the part of Morgan Keegan. The Investment Advisor agrees to indemnify and hold harmless Morgan Keegan and its respective officers, directors, agents and employees against any loss or expense arising out of or in connection with it's performance under this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, the Investment Advisor's indemnification obligations shall not apply to any losses, claims, damages, liabilities, fines or expenses (including legal expenses) arising out of or relating to limitations on or the reasonableness or characterization of the compensation payable by the Investment Advisor to Morgan Keegan under this Agreement, including as a result of any violation of applicable rules of the NASD or other applicable law. This provision shall survive the termination and expiration of this Additional Compensation Agreement.

     SECTION 9. This Agreement and any claim, counterclaim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement ("Claim") shall be governed by and construed in accordance with the laws of the State of Tennessee. Each of Morgan Keegan and the Investment Advisor waives all right to trial by jury in any proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Investment Advisor agrees that a final judgment in any proceeding or counterclaim brought in any such court shall be conclusive and binding upon the Investment Advisor and may be enforced in any other courts to the jurisdiction of which the Investment Advisor is or may be subject, by suit upon such judgment.

     SECTION 10. This Agreement may not be assigned by either party without the prior written consent of the other party.

     SECTION 11. All notices permitted or required to be sent under this Agreement shall be sent, if to the Investment Advisor:

     Morgan Asset Management Inc.
     50 North Front Street
     Memphis, TN 38103
     Attention:

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or if to Morgan Keegan:

     Morgan Keegan & Company, Inc.
     50 North Front Street
     Memphis, TN 38103
     Attention:

or such other name or address as may be given in writing to the other parties. Any notice shall be deemed to be given or received on the third day after deposit in the US mail with certified postage prepaid or actually received, whether by hand, express delivery service or facsimile transmission, whichever is earlier.

     SECTION 12. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Additional Compensation Agreement as of the date first above written.



                                          MORGAN KEEGAN & COMPANY, INC.

                                               By:______________________________
                                                 Name:
                                                 Title:


                                          MORGAN ASSET MANAGEMENT, INC.

                                               By: _____________________________
                                                 Name:
                                                 Title:


                                          RMK HIGH INCOME FUND, INC.

                                               By: _____________________________
                                                 Name:
                                                 Title:

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